As of October 31, 2014, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX HIGH YIELD          45.88%

LPL FINANCIAL
ACCESS FLEX BEAR HIGH YIELD          48.72%

As of October 31, 2014, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD


NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX BEAR HIGH YIELD